Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Intchains Group Limited on Form S-8 (File No. 333-278211) and Registration Statement on Form F-3 (File No. 333-279865) of our report dated April 30, 2025 on the consolidated financial statements of Intchains Group Limited as of December 31, 2023 and for each of the years in the two-year period ended December 31, 2023, which appears in the Annual Report on Form 20-F of Intchains Group Limited for the year ended December 31, 2024.

/s/ Mazars USA LLP

New York, New York

April 30, 2025